Exhibit 99




Contact:  Janice Conklin
          Associate Director, Public Relations
          (914) 244-7585

     Lawrence R. Ricciardi Elected to the Board of Directors of The Reader's Digest Association, Inc.

PLEASANTVILLE, N.Y., August 19, 1998 -- The Reader's Digest

Association, Inc., today announced the election of Lawrence R.

Ricciardi, senior vice president and general counsel of

International Business Machines Corp. and a former president of

RJR Nabisco, Inc., to its board of directors.  Ricciardi, 58, was elected at the board's August meeting.

     Thomas O. Ryder, chairman and chief executive officer of

Reader's Digest, said "Lawrence Ricciardi brings to our board skills and experience from an exceptional career in managing some of America's largest corporations, in law and in government.  He is an excellent addition to our board and will contribute to our efforts to restore the strength and achieve the potential of the

Reader's Digest brand."  Ryder said the board of directors

continues to review candidates for an additional seat on the board.

     Ricciardi joined IBM in May 1995.  He oversees all the

company's legal affairs, including the office of corporate

secretary, government programs, public policy issues and

intellectual property and licensing functions.  He is a member of the Corporate Executive Committee and the Worldwide Management

Council.  In addition to these responsibilities, he

served as the company's interim chief financial officer from June

1997 until May 1998.  In this role he was responsible for all financial, treasury, business development and real estate

activities and the IBM Credit Corp.

     Ricciardi was president of RJR Nabisco from May 1993 to May

1995.  He had joined RJR in 1989 as executive vice president and general counsel.  Prior to 1989, Ricciardi was executive vice president and general counsel of American Express Travel Related

Services.  He had joined American Express in 1973 as

international counsel.

     Ricciardi served as counsel for two U.S. government

agencies, the Overseas Private Investment Corp. and the Agency

for International Development in the Department of State.

     A graduate of Fordham University and Columbia University Law

School, he attended the East Asian Institute of Columbia

University Chinese Language and Culture Program and was a

Fulbright Teaching Fellow in Law at the University of Rome,

Italy.

     The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world.

Global headquarters is located in Pleasantville, N.Y.

                              # # #

Note:  A photo of Mr. Ricciardi can be obtained by contacting

Linda Milone, Public Relations, (914) 244-5073.